EXHIBIT 7.8

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 16, 2019 (this “Agreement”), is by and between SSI GT Merger Sub LLC, a Delaware limited liability company (“Merger Sub”) and Gramercy Tavern Corp., a New York corporation (the “Company,” and together with Merger Sub, the “Parties”), and is approved by the undersigned respective members of the Parties.

RECITALS

WHEREAS, in accordance with Section 18-209 of the Limited Liability Company Act of the State of Delaware (“DLLCA”) and in accordance with Section 904-a of the New York Business Corporation Law (the “NYBCL”), the members and shareholders of each of Merger Sub and the Company, respectively, have determined it to be in the best interests of each such entity that Merger Sub and the Company enter into this Agreement and consummate a merger, on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company (the “Merger”), after which the Company will be the surviving corporation, and that such members and shareholders approve this Agreement, the Merger, and the other transactions contemplated hereby, all in accordance with the NYBCL and the DLLCA, as applicable; and

WHEREAS, the members and shareholders of each of Merger Sub, respectively, and the Company hereby unanimously approve and adopt this Agreement, the Merger, and the other transactions contemplated hereby in accordance with Section 18-209 of the DLLCA and Section 904-a of the NYBCL, respectively.

NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants, and agreements herein contained, and subject to the conditions set forth herein, the Parties hereto agree as follows:

AGREEMENT

ARTICLE I
THE MERGER

SECTION 1.01.  The Merger.

(a)       Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Section 18-209 of the DLLCA and Section 904 of the NYBCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease, (iii) the Company shall be the surviving corporation in the Merger (the “Surviving Entity,” which term shall refer to the Company and any entity into which it is subsequently merged) and shall continue its existence under the laws of the State of New York, and (iv) all of the properties, rights, privileges, powers, and franchises of Merger Sub will vest in the Surviving Entity, and all of the debts, liabilities, obligations, and duties of Merger Sub will become the debts, liabilities, obligations, and duties of the Surviving Entity.

SECTION 1.02.  Closing; Effective Time.

(a)       The closing of the Merger shall take place on the date hereof (the “Closing Date”).

(b)       As soon as practicable on the Closing Date, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of New York in accordance with Section 18-209 of the DLLCA and Section 904-a of the NYBCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of New York or at such other time as the Parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

SECTION 1.03.  Certificate of Formation and Operating Agreement.

(a)       The articles of organization of the Company as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Entity, to remain unchanged until thereafter amended in accordance with the terms thereof and as provided by applicable law.

(b)       The bylaws of the Company shall be the bylaws of the Surviving Entity, to remain unchanged until thereafter amended in accordance with the terms thereof and as provided by applicable law.

SECTION 1.04.  Directors; Officers. The sole director of the Company immediately prior to the Effective Time shall remain the sole director of the Surviving Entity until the earlier of its resignation or removal or until its successor is duly appointed. The individuals set forth on Exhibit A shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.05.  Subsequent Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Entity its right, title, or interest in, to, or under any of the rights, properties, or assets of Merger Sub acquired or to be acquired by the Surviving Entity as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and manager of the Surviving Entity shall be authorized to execute and deliver, in the name of and on behalf of Merger Sub, all such deeds, bills of sale, assignments, and assurances and to take and do, in the name and on behalf of each of such limited liability company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

SECTION 1.06.  Conversion of Membership Interests; Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Merger Sub:

(a)       The ownership interest of the shareholders of the Company outstanding immediately prior to the Effective Time (the “Shares”) shall thereupon be converted into and become exchangeable for an amount of shares of Class A Common Stock, par value $0.001 per share, of Shake Shack Inc., a Delaware corporation (the “Parent”), based upon the amount of Shares held by the shareholders of the Company (the “Merger Consideration”), at the exchange rate of one to one, as set forth on Exhibit B. As of the Effective Time, the Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive, on behalf of the members of the Company, the Merger Consideration.

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(b)       The membership interests of Merger Sub outstanding immediately prior to the Effective Time shall thereupon be converted into 100% of the percentage interests of the Surviving Entity.

ARTICLE II
REPRESENTATIONS

As of the Effective Time, each of the Company, the Daniel H. Meyer Investment Trust and the Daniel H. Meyer 2012 Gift Trust represents, warrants and covenants as follows:

(a)       The assets and liabilities included in Appendix A represent a complete and accurate listing of all assets and liabilities of the Company that will exist immediately prior to the First Effective Time.

(b)       The Company has satisfactory title to all assets appearing in Appendix A. No security agreements have been executed under the provisions of the Uniform Commercial Code, and there are no liens or encumbrances on assets, nor has any asset been pledged. All assets to which the Company has satisfactory title appear on Appendix A.

(c)       There are no unrecorded liabilities as of the Effective Time.

(d)       There are no pending or threatened claims, litigation, actions, suits, proceedings or investigations involving the Company.

(e)       There are no oral or written guarantees, including guarantees of the debt of others.

(f)        The Company has no outstanding purchase or other commitments. There are no agreements to repurchase assets previously sold.

(g)       The Company has been a validly electing S corporation within the meaning of §1361 and §1362 of the Internal Revenue Code of 1986, as amended (the “Code”) (and corresponding state and local provisions) at all times since June 24, 1993 and the Company will be an S corporation up to and including the day before the First Effective Time.

(h)       The Company has no potential liability for any Tax under Code §1374. The Company has not, in the past 5 years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(i)        Other than as set forth on Appendix A, the Company has filed all income and other material Tax Returns required to be filed by or with respect to it with the appropriate Taxing Authority, and all such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has paid all Taxes required to be paid by it (whether or not shown on such Tax Returns). There are no Liens with respect to Taxes upon any asset of the Company.

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(j)        The shareholders of the Company prior to the Effective Time shall be responsible for any liabilities of the Company as set forth on Appendix A and the cost and expenses of the filing of any Tax Returns with respect to any such liabilities of the Company.

(k)       The Company is not the subject of a Tax audit or examination with respect to any Taxes, and there is no pending audit, examination or action concerning any Tax Liability of the Company. The Company has not received from any Taxing Authority any (i) notice indicating an intent to open an audit or other review or (ii) notice of deficiency or proposed adjustment for any amount of Tax.

(l)        The Company has not agreed to any waiver of any statute of limitations in respect of Taxes that remains in effect or has agreed to, or is subject to, any extension of time with respect to a Tax assessment or deficiency.

(m)      The Company is, and has not been, party to any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or similar Contract (other than customary commercial agreements or contractual obligations entered into in the ordinary course of business not primarily related to Taxes).

(n)       “Tax Return” means any return, declaration, report, claim for refund or information return filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE III
INDEMNIFICATION

(a)       Each of the Daniel H. Meyer Investment Trust and the Daniel H. Meyer 2012 Gift Trust (collectively, the “Indemnitors”) shall, severally and jointly, indemnify the Parent and SSE Holdings, LLC, a Delaware limited liability company (“Holdings” and, together with Parent, the “Indemnitees”), and hold each of them harmless from and against, any and all Losses (including, for the avoidance of doubt, Taxes) of the Company arising in or with respect to any period (or portion thereof) ending prior to the Effective Time or resulting from a breach of any representation under Article II hereof. Losses include those resulting from any future changes in laws or regulations that are made retroactively effective to any period prior to the Effective Time.

(b)       The Surviving Entity shall promptly notify the Indemnitors in writing upon receipt of notice of any Tax audits, examinations, or assessments that could give rise to indemnification with respect to Tax matters, and of any other matters which could give rise to Losses indemnifiable hereunder. The Indemnitors shall have the right, upon timely notice to the Surviving Entity, to control, at their own expense, the portion of (i) any such audit, examination, or proceeding (including court proceedings) that relates to Taxes, or (ii) any other matter which could give rise to Losses indemnifiable hereunder (each of (i) and (ii), a “Indemnification Proceeding”) and for which it could be liable under this Agreement. Parent and the Surviving Entity shall, at their own expense, have the opportunity to participate in any such Indemnification Proceeding (including being present at all meetings with the relevant Tax authority and at all other proceedings). The Indemnitors shall not resolve, settle, compromise, or abandon any issue or claim that relates to or could affect the Surviving Entity without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, if such action would adversely affect any Tax or other liability of the Surviving Entity for a period (or portion thereof) beginning after the Effective Time.

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(c)       The Surviving Entity shall control, at the Indemnitor’s expense, any audit, examination, or proceeding or other matter that is not controlled by the Indemnitors under Section 2.01(b) above (including cases in which the Indemnitors elect not to control the audit, examination, proceeding, or other matter). To the extent that any such audit, examination, or proceeding relates to Taxes for which the Indemnitors could be liable, the Indemnitors shall have the right, at their own expense, to participate in any such audit, examination, or proceeding (which participation right shall include, to the extent practicable, being present at all meetings with the relevant Tax authority and at all other proceedings) limited solely to the portion of such audit, examination or proceeding with respect to which indemnity is provided under this Agreement. To the extent that any such audit, examination, proceeding, or other matter does not relate to Taxes for which the Indemnitors could be liable, the Indemnitors shall, at their own expense, have the opportunity to participate in any such audit, examination, proceeding, or other matter, limited solely to the portion of such audit, examination, proceeding, or other matter with respect to which indemnity is provided under this Agreement. Neither Parent nor the Surviving Entity shall resolve, settle, compromise, or abandon any issue or claim that would adversely affect any Tax or other liability of the Indemnitors without the prior written consent of the Indemnitors, which consent shall not be unreasonable withheld or delayed.

(e)       “Losses” shall mean any claims, losses, liabilities, damages, interest, penalties and out of pocket costs and expenses, including reasonable attorneys’, accountants’ and expert witnesses’ fees, and costs and expenses of investigation and amounts paid in settlement, court costs, and other expenses of litigation, including in respect of enforcement of indemnity rights hereunder and any transaction costs related to the Merger (it being understood that Losses shall not include any consequential, special, incidental, indirect or punitive damages).

(f)       “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

ARTICLE IV
GENERAL PROVISIONS

SECTION 4.01.  Arbitration of Disputes. To the fullest extent permitted by applicable law, any controversy, dispute, or claim between the Parties arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or any agreement or other instrument executed pursuant hereto (except as specifically provided otherwise in any such other agreement) or otherwise arising out of the execution of any of the foregoing, including any claim based on contract, tort, or statute, shall be determined, at the request of either Party, by arbitration conducted in the English language in New York, New York in accordance with and to the extent permitted by the NY Code – Civil Practice Law and Rules, Article 75 and, to the extent not inconsistent therewith, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association, as amended and in effect on the date the demand for such arbitration is filed with the American Arbitration Association. It is intended that this agreement to arbitrate be valid, enforceable, and irrevocable.

SECTION 4.02.  Amendment and Modification. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

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SECTION 4.03.  Interpretation. When a reference is made in this Agreement to an Article, Section, or subsection, such reference shall be to an Article, Section, or subsection of this Agreement unless otherwise indicated. Headings of the Articles and Sections of this Agreement are for the convenience of reference only and shall be given no substantive or interpretive effect whatsoever. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

SECTION 4.04.  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

SECTION 4.05.  Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder with the prior written consent of the other Party.

SECTION 4.06.  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

SECTION 4.07.  Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

SECTION 4.08.  No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

SECTION 4.09.  Governing Law. This Agreement, and all disputes arising herefrom, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

SECTION 4.10.  Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

SECTION 4.11.  Tax Treatment. To the extent permitted by applicable law, the Parties shall, for federal income tax purposes, treat the Merger and the merger of the Company with Shake Shack Inc. (with Shake Shack Inc. surviving), taken together, as a “reorganization” (as defined in section 368(a) of the Internal Revenue Code of 1986, as amended). This Agreement is intended to constitute a “plan of reorganization” as described in Treasury Regulation Section 1.368-2(g).

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SECTION 4.12.  Tax Refunds. Any Taxes of the Surviving Entity relating to any Tax period (or portion thereof) prior to the Effective Time that are (a) refunded to the Surviving Entity or Parent or (b) credited against a Tax liability of the Surviving Entity or Parent with respect to a period (or portion thereof) beginning after the Effective Time, other than any such refunds or credits of Tax that are attributable to a loss, credit, or other Tax attribute arising in periods beginning after the Effective Time (“Tax Refunds”) shall, net of any Taxes incurred in respect of the receipt or accrual of such refund or credit and net of any other reasonable expenses attributable thereto, promptly be paid over to the Indemnitors. The Indemnitors shall have the right to determine whether any claim for refund or credits of Taxes shall be made by or on behalf of the Surviving Entity or Parent with respect to a period (or portion thereof) ending on or prior to the Effective Time and if the Indemnitors elect to make such a claim, Parent, and the Surviving Entity, shall cooperate at the Indemnitors’ expense in connection therewith, including the preparation of any Tax Return that is required to be filed by the Surviving Entity.

SECTION 4.13.  Non- Foreign Affidavit. Each of the Daniel H. Meyer Investment Trust and the Daniel H. Meyer 2012 Gift Trust shall deliver to Buyer a non-foreign affidavit dated as of the Effective Time, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such Seller is not a ‘‘foreign person’’ as defined in Code §1445.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SSI GT Merger Sub LLC

By:	Shake Shack Inc.,
its sole member

By:
Name: Ronald Palmese Jr.
Title: General Counsel

GRAMERCY TAVERN CORP.

By:
Name: Mike McQuinn
Title: President, Secretary and Treasurer

[Signature Page to Agreement and Plan of Merger #1]

IN WITNESS WHEREOF, the undersigned shareholders of the Company hereby approve the Agreement, the transactions contemplated hereby, and the performance of the obligations hereunder.

DANIEL H. MEYER INVESTMENT TRUST

By:
Name: Michael C. McQuinn
Title: Co-Trustee

DANIEL H. MEYER 2012 GIFT TRUST

By:
Name: Michael C. McQuinn
Title: Co-Trustee

[Signature Page to Agreement and Plan of Merger #1]

IN WITNESS WHEREOF, the undersigned sole member of Merger Sub hereby approves the Agreement, the transactions contemplated hereby, and the performance of the obligations hereunder.

SHAKE SHACK INC.

By:
Name: Ronald Palmese Jr.
Title: General Counsel

[Signature Page to Agreement and Plan of Merger #1]

APPENDIX A

ASSETS AND LIABILITIES
PRIOR TO THE EFFECTIVE TIME

[See Attached.]

[Appendix A to Agreement and Plan of Merger]

GRAMERCY TAVERN CORP.

STATEMENT OF FINANCIAL CONDITION

August 13, 2019

ASSETS

Current Assets:
SSE Holdings, LLC - 2,690,263 units	$226,696,894
Shake Shack, Inc. Class B Voting - 2,690,263 shares	26,903
Prepaid Expenses (2019 NYC estimated tax payment)	17,500
Total Assets	$226,741,297

LIABILITIES

Current Liabilities:
2019 California projected state income tax liability	800	(1)
2019 New York projected state income tax liability	7,500	(1)
2019 New York City projected income tax liability	45,000	(1)
2019 Virginia projected state income tax liability	3,500	(1)
Total Liabilities	57,250

SHAREHOLDERS' EQUITY

Shareholders' Equity	226,684,047

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$226,741,297

(1) All appropriate 2018 extension payments were made in March 2019. Because the 2018 SSE Holdings, LLC Schedule K-1 has not yet been received, there may be additional state tax filings and related state tax liabilities that we are not aware of at this time. In addition, there may be additional state and city tax filings for the short period in 2019 and additional amounts due that cannot be dertemined until the 2019 SSE K-1 has been issued.

[Appendix A to Agreement and Plan of Merger]

EXHIBIT A

OFFICERS OF COMPANY

Ronald Palmese	Senior Vice President, General Counsel and Secretary

[Exhibit A to Agreement and Plan of Merger]

EXHIBIT B

COMPANY SHAREOLDERS AND MERGER CONSIDERATION

Shareholders of Gramercy Tavern Corp.	Merger Consideration
Daniel H. Meyer Investment Trust	154,072 Shares of Class A Common Stock of Shake Shack Inc.
Daniel H. Meyer 2012 Gift Trust	2,536,191 Shares of Class A Common Stock of Shake Shack Inc.
Total	2,690,263 Shares of Class A Common Stock of Shake Shack Inc.

[Exhibit B to Agreement and Plan of Merger]